Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 333-120292, 333-64081, and 333-90835 on Forms S-8 and No. 333-56293 on Form S-3 of our reports dated March 31, 2008, relating to the consolidated financial statements of Noven Pharmaceuticals, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payment” on January 1, 2006) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Miami, Florida
March 31, 2008